EXHIBIT 99.3

[FRONT OF PROXY CARD]

Monticello Bancshares, Inc.
10696 St. Augustine Road
Jacksonville, Florida 32257
(904) 262-5555

Proxy SOLICITED by Board of Directors for Special Meeting of Shareholders —          , 2007.

The undersigned acknowledges receipt of the accompanying notice of special meeting and proxy statement, each dated          , 2007, and revoking all prior proxies, hereby appoints, James C. Bowen and           or any one of them, with full power of substitution in each, proxies to vote all the common stock of Monticello Bancshares, Inc. which the undersigned may be entitled to vote at the special meeting of shareholders to be held on          , 2007, and at any adjournment thereof, as follows:

The Board of Directors recommends a vote “FOR” proposal 1.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of February 28, 2007, by and between CapitalSouth Bancorp and Monticello Bancshares, Inc., joined in by James C. Bowen, as more fully described in the joint proxy statement-prospectus dated , 2007.

For _ _ Withheld _ _ Abstain _ _

2.	Other Matters: If any other business properly comes before the meeting, this proxy will be voted at the discretion of the proxy holders.
(Continued and to be dated and signed on reverse side)

[BACK OF PROXY CARD]

IF NO DIRECTIONS ARE GIVEN THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please date, sign your name(s) exactly as shown on your stock certificate, and return this proxy card in the accompanying envelope as promptly as practical. If signing on behalf of a trust, corporation or other entity, please indicate title of person signing. If stock is held jointly, both shareholders must sign.

Signature

Date          , 2007

Signature

Date          , 2007